ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

    EXHIBIT 10(d ) - SUMMARY OF INCENTIVE COMPENSATION PLAN


    Pursuant to the Company's incentive compensation plan (the "Plan"), participants will be eligible for incentive compensation payments based upon individual objectives and earnings of One Price Clothing Stores, Inc. (the "Company"). The weight of each of these factors will be determined each year by the Company. The maximum potential amount of the incentive compensation payments of each participant will be based upon a percentage of the participant's annual base salary (the "Percentage"). The Percentages for each participant will be determined each year by the Company. The Plan is subject to approval by the Compensation Committee of the Board of Directors. Under the provisions of his agreement with the Company, the Chairman of the Board is also eligible for incentive compensation payments in accordance with the provisions of the Plan. Except for the Chairman of the Board, directors who are not also officers are not eligible to participate in the Plan.